December 12, 2007

Securities and Exchange Commission
Washington, DC 20549

Commissioners:

We have read the statements made by Charys Holding Company, Inc. included under Item 4.01 of its Amendment No. 1 to Form 8-K/A to be filed on or about December 12, 2007, and we agree with the statements concerning our Firm.

/s/ Miller Ray Houser & Stewart LLP